FOR IMMEDIATE RELEASE

LADENBURG THALMANN REPORTS
THIRD QUARTER 2016 FINANCIAL RESULTS
Approves Additional 10 Million Share Stock Repurchase Program
Retires $18 Million of Senior Notes in Connection with Warrant Exercises, including purchase of 9,000,000 common shares for $15.1 million by affiliate of Dr. Phillip Frost, Ladenburg’s Chairman

Highlights:

•	Third quarter 2016 revenues of $274.3 million

•	Client assets of approximately $132 billion at September 30, 2016, including cash balances of $4.3 billion

•	Third quarter 2016 recurring revenue was 77% in independent brokerage and advisory services business

•	Shareholders’ equity of $351 million at September 30, 2016

•	Additional 10 million shares authorized for common stock repurchase program

•	Retirement of $18 million of Senior Notes in connection with warrant exercises, including purchase of 9,000,000 common shares for $15.1 million by affiliate of Dr. Phillip Frost, Ladenburg’s Chairman

MIAMI, FL, November 7, 2016 -- Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) today announced financial results for the three and nine months ended September 30, 2016.
Dr. Phillip Frost, Chairman of Ladenburg, said, "Ladenburg’s advisory assets have continued to grow, demonstrating the appeal of quality, independent offerings to a growing demographic.  As we near the end of 2016, we are well-positioned to provide exceptional offerings and insights to our valued advisors and their clients.  We are also pleased to have increased our stock repurchase program, reflecting the Board’s confidence in Ladenburg’s strong value proposition."

Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “Our industry has been impacted by an unprecedented wave of regulatory change, including the Department of Labor’s pending fiduciary rule. We are pleased with the continued strength of our core independent broker-dealer and advisory business (IBD), with its high levels of recurring revenues, which represents over 90% of our overall revenues. Despite challenging market conditions and the costs of navigating and preparing for the regulatory change, including its impact on commissions revenues, we have been able to maintain margins in that business due to an enterprise-wide focus on expense and revenue synergies which will continue into 2017 and beyond. Our year-over-year results continue to reflect the significant weakness in Ladenburg’s investment banking business. After three years of strong contribution from this business segment, 2016 has been a difficult year as the softness in equity capital raising for small and mid-cap companies continues. We have acted aggressively to reduce the investment bank’s cost structure and believe our banking franchise remains well positioned to deliver solutions to our varied client base and to generate long-term returns for shareholders.”

For the Three and Nine Months Ended September 30, 2016
Third quarter 2016 revenues were $274.3 million, a 3% decline from revenues of $282.2 million in the third quarter of 2015. Commissions revenue for the three months ended September 30, 2016 decreased by 7% to $128.0 million from $136.9 million for the comparable 2015 period, mainly a result of an industry-wide decline in sales of alternative investment, mutual fund and variable annuity products resulting from volatile markets, investor uncertainty in the low interest rate environment and the impact of the pending Department of Labor's fiduciary rule.
Net loss attributable to the Company for the third quarter of 2016 was $7.5 million, as compared to net loss attributable to the Company of $2.9 million in the third quarter of 2015. Net loss available to common shareholders, after payment of preferred dividends, was $15.3 million or ($0.08) per basic and diluted common share for the third quarter of 2016, as compared to net loss available to common shareholders of $10.2 million or ($0.06) per basic and diluted common share in the comparable 2015 period. The third quarter 2016 results included $0.6 million of non-cash income tax expense, primarily related to an increase in the valuation allowance against our deferred tax assets, $8.3 million of non-cash charges for depreciation, amortization and compensation, $1.4 million of amortization of retention and forgivable loans and $1.1 million of interest expense. The third quarter 2015 results included approximately $7.0 million of non-cash charges for depreciation, amortization and compensation, $2.2 million of amortization of retention and forgivable loans, $1.3 million of interest expense and $0.2 million of income tax benefit.

For the nine months ended September 30, 2016, the Company had revenues of $809.9 million, a 6% decline from revenues of $857.8 million for the comparable 2015 period. Net loss attributable to the Company for the nine months ended September 30, 2016 was $22.9 million, as compared to net loss attributable to the Company of $8.9 million in the comparable 2015 period. Net loss available to common shareholders, after payment of preferred dividends, was $45.4 million or ($0.25) per basic and diluted common share for the nine months ended September 30, 2016, as compared to net loss available to common shareholders, after payment of preferred dividends, of $29.7 million or ($0.16) per basic and diluted common share in the comparable 2015 period. The results for the nine months ended September 30, 2016 included approximately $25.1 million of non-cash charges for depreciation, amortization and compensation, $8.1 million of non-cash income tax expense, primarily related to the increase in the valuation allowance against our deferred tax assets, $4.4 million of amortization of retention and forgivable loans and $3.5 million of interest expense. The comparable 2015 results included approximately $26.0 million of non-cash charges for depreciation, amortization and compensation, $7.8 million of amortization of retention and forgivable loans, $4.0 million of interest expense, $0.3 million of loss on early extinguishment of debt and $2.3 million of income tax benefit.
Recurring Revenues
For the three and nine months ended September 30, 2016, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep fees and certain other fees, represented approximately 77% and 76%, respectively, of revenues from the Company’s independent brokerage and advisory services business.
EBITDA, as adjusted
EBITDA, as adjusted, for the third quarter of 2016 was $5.6 million, a 33% decrease from $8.4 million in the comparable 2015 period. EBITDA, as adjusted, for the nine months ended September 30, 2016 was $21.1 million, a decrease of 31% from $30.7 million for the prior-year period. Attached hereto as Table 2 is a reconciliation of EBITDA, as adjusted, to net loss attributable to the Company as reported (see “Non-GAAP Financial Measures” below). The decline in EBITDA, as adjusted, for the third quarter of 2016 and the nine months ended September 30, 2016 was primarily attributable to decreases of $1.7 million and $9.6 million, respectively, in EBITDA, as adjusted, in our Ladenburg segment as a result of lower investment banking revenues.
Client Assets
At September 30, 2016, total client assets under administration were approximately $132 billion, a 7% increase from the approximately $123 billion at September 30, 2015. At September 30, 2016, client assets included cash balances of approximately $4.3 billion.
Stock Repurchases

During the quarter ended September 30, 2016, Ladenburg repurchased 1,597,126 shares of its common stock at a cost of approximately $3.8 million, representing an average price per share of $2.38. During the period from January 1, 2016 through September 30, 2016, Ladenburg repurchased 4,693,037 shares of its common stock at a cost of approximately $11.5 million, representing an average price per share of $2.45. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased 24,462,604 shares of its common stock at a total cost of approximately $51.2 million, including purchases of 7,500,000 shares outside its stock repurchase program. On November 7, 2016, an amendment to the stock repurchase program was approved to permit the repurchase of up to an additional 10,000,000 shares.
Retirement of Senior Notes
On October 26, 2016, holders of warrants to purchase an aggregate of 10,699,999 shares of the Company’s common stock exercised such warrants in full. The Company issued these warrants in connection with the November 2011 loan used to finance the acquisition of its largest subsidiary, Securities America, Inc. The holders paid the exercise price by cancellation of $17.98 million of indebtedness, which represented the remaining balance of the November 2011 loan. As a result, the Company’s shareholders’ equity was increased by the amount of the retired indebtedness. An affiliate of Dr. Phillip Frost, the Company’s Chairman and principal shareholder, exercised warrants to purchase 9,000,000 shares of common stock for $15.1 million.
Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for acquisition-related expense, amortization of retention and forgivable loans, change in fair value of contingent consideration related to acquisitions, loss on extinguishment of debt, non-cash compensation expense, financial advisor recruiting expense and other expense, which includes loss on write-off of receivable from subtenant, excise and franchise tax expense, severance costs and compensation expense that may be paid in stock, is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention and forgivable loans and financial advisor recruiting expenses, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, (loss) income before income taxes, net (loss) income and cash flows (used in) provided by operating activities.
About Ladenburg
Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent broker-dealer firms Securities America, Inc., Triad Advisors, Inc., Securities Service Network, Inc., Investacorp, Inc. and KMS Financial Services, Inc., as well as Premier Trust, Inc., Ladenburg Thalmann Asset Management Inc., Highland Capital Brokerage, Inc., a leading independent life insurance brokerage company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for over 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact:    Paul Caminiti/Emily Deissler
Sard Verbinnen & Co
212-687-8080
# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of our independent brokerage and advisory business, growth of our investment banking business, future levels of recurring revenue and advisory assets and future repurchases of common stock. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, including the Department of Labor’s rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 and quarterly report on Form 10-Q for the quarter ended March 31, 2016 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.
[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2016	2015	Change	2016	2015	Change
Revenues:
Commissions	$128,010	$136,919	(6.5)%	$381,933	$419,664	(9.0)%
Advisory fees	118,873	118,050	0.7%	341,749	347,984	(1.8)%
Investment banking	4,424	7,318	(39.5)%	15,445	25,132	(38.5)%
Principal transactions	173	(250)	169.2%	686	757	(9.4)%
Interest and dividends	2,799	1,076	160.1%	7,198	2,423	197.1%
Service fees and other income	20,044	19,101	4.9%	62,883	61,825	1.7%
Total revenues	274,323	282,214	(2.8)%	809,894	857,785	(5.6)%
Expenses:
Commissions and fees	207,342	214,659	(3.4)%	605,881	647,034	(6.4)%
Compensation and benefits	35,984	35,911	0.2%	108,871	107,710	1.1%
Non-cash compensation	1,300	242	437.2%	3,996	5,926	(32.6)%
Brokerage, communication and clearance fees	4,331	5,170	(16.2)%	12,304	15,706	(21.7)%
Rent and occupancy, net of sublease revenue	2,334	2,412	(3.2)%	7,021	7,374	(4.8)%
Professional services	3,540	3,628	(2.4)%	10,543	10,472	0.7%
Interest	1,133	1,255	(9.7)%	3,512	3,970	(11.5)%
Depreciation and amortization	7,014	6,798	3.2%	21,130	20,080	5.2%
Acquisition-related expenses	936	139	573.4%	1,003	257	290.3%
Loss on extinguishment of debt	—	—	N/A	—	252	(100.0)%
Amortization of retention and forgivable loans	1,403	2,223	(36.9)%	4,381	7,831	(44.1)%
Other	15,845	12,926	22.6%	45,946	42,478	8.2%
Total expenses	281,162	285,363	(1.5)%	824,588	869,090	(5.1)%
Loss before item shown below	(6,839)	(3,149)	(117.2)%	(14,694)	(11,305)	(30.0)%
Change in fair value of contingent consideration	(72)	—	N/A	(178)	31	(674.2)%
Loss before income taxes	(6,911)	(3,149)	(119.5)%	(14,872)	(11,274)	(31.9)%
Income tax expense (benefit)	604	(212)	384.9%	8,060	(2,288)	452.3%
Net loss	(7,515)	(2,937)	(155.9)%	(22,932)	(8,986)	(155.2)%
Net loss attributable to noncontrolling interest	(1)	(11)	90.9%	(33)	(39)	15.4%
Net loss attributable to the Company	(7,514)	(2,926)	(156.8)%	(22,899)	(8,947)	(155.9)%
Dividends declared on preferred stock	(7,780)	(7,289)	(6.7)%	(22,514)	(20,773)	(8.4)%
Net loss available to common shareholders	$(15,294)	$(10,215)	(49.7)%	$(45,413)	$(29,720)	(52.8)%

Net loss per common share available to common shareholders (basic)	$(0.08)	$(0.06)	(33.3)%	$(0.25)	$(0.16)	(56.3)%
Net loss per common share available to common shareholders (diluted)	$(0.08)	$(0.06)	(33.3)%	$(0.25)	$(0.16)	(56.3)%

Weighted average common shares used in computation of per share data:
Basic	181,032,730	183,519,768	(1.4)%	181,023,737	184,415,040	(1.8)%
Diluted	181,032,730	183,519,768	(1.4)%	181,023,737	184,415,040	(1.8)%

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.

The following table presents a reconciliation of EBITDA, as adjusted, to net loss attributable to the Company as reported.

	Three months ended			Nine months ended
	September 30,			September 30,
(Unaudited; dollars in thousands)	2016	2015	% Change	2016	2015	% Change
Total revenues	$274,323	$282,214	(3)%	$809,894	$857,785	(6)%
Total expenses	281,162	285,363	(1)%	824,588	869,090	(5)%
Loss before income taxes	(6,911)	(3,149)	(119)%	(14,872)	(11,274)	(32)%
Net loss attributable to the Company	(7,514)	(2,926)	(157)%	(22,899)	(8,947)	(156)%

Reconciliation of EBITDA, as adjusted, to net loss attributable to the Company:

EBITDA, as adjusted	$5,564	$8,360	(33)%	$21,149	$30,678	(31)%
Add:
Interest income	187	69	171%	479	178	169%
Change in fair value of contingent consideration related to acquisitions	(72)	—	N/A	(178)	31	(674)%
Less:
Loss on extinguishment of debt	—	—	N/A	—	(252)	100%
Interest expense	(1,133)	(1,255)	10%	(3,512)	(3,970)	12%
Income tax (expense) benefit	(604)	212	(385)%	(8,060)	2,288	(452)%
Depreciation and amortization	(7,014)	(6,798)	(3)%	(21,130)	(20,080)	(5)%
Non-cash compensation expense	(1,300)	(242)	(437)%	(3,996)	(5,926)	33%
Acquisition-related expense (1)	(936)	(139)	(573)%	(1,003)	(257)	(290)%
Amortization of retention and forgivable loans	(1,403)	(2,223)	37%	(4,381)	(7,831)	44%
Financial advisor recruiting expense	(514)	(764)	33%	(1,191)	(1,670)	29%
Other (2)	(289)	(146)	(98)%	(1,076)	(2,136)	50%
Net loss attributable to the Company	$(7,514)	$(2,926)	(157)%	$(22,899)	$(8,947)	(156)%

(1)	Includes $60 in the nine months ended September 30, 2016, for acquisition-related expense that was previously included in professional service expense.

(2)
Includes loss on severance costs of $44 and $277 for the three and nine months ended September 30, 2016 and excise and franchise tax expense of $109 and $343 for the three and nine months ended September 30, 2016, and compensation expense that may be paid in stock of $133 and $399, for the three and nine months ended September 30, 2016, respectively. Includes loss on write-off of receivable from subtenant of $855 for the nine months ended September 30, 2015, rent expense due to default by subtenant of $468 for the nine months ended September 30, 2015, and compensation expense that may be paid in stock, of $133 and $399, for the three and nine months ended September 30, 2015, respectively, and excise and franchise tax expense of $263 for the nine months ended September 30, 2015.